Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act and Section 30(h) of the 1940 Act, and the rules thereunder, require that each Fund s officers and Trustees, officers and Directors of the Investment Adviser, affiliated persons of the Investment Adviser, and persons who beneficially own more than 10% of a registered class of a Fund s shares file reports of ownership and changes in ownership with the SEC and the NYSE and to furnish the Fund with copies of all Section 16(a) forms they file. Based solely on a review of the reports filed with the SEC and upon representations that no applicable Section 16(a) forms were required to be filed, the Fund believes that during fiscal year November 30, 2016, all Section 16(a) filing requirements applicable to the Fund s officers, Trustees and greater than 10% beneficial owners were complied with, with the following exception: a statement of initial beneficial ownership on Form 3 for Bruce Speca, a Trustee of the Fund, was not filed within ten days following the day on which he became a reporting person of the applicable Fund due to an administrative error. Mr. Speca did not own any Fund shares reportable on Form 3.